Prospectus Supplement Filed Pursuant to Rule 424(b)(3)

File No. 333-200845

PROSPECTUS SUPPLEMENT NO. 1

Dated December 21, 2015 (to Prospectus Dated July 13, 2015)

CHESS SUPERSITE CORPORATION

1,500,000 Shares of Common Stock

This Prospectus Supplement No. 1, dated December 21, 2015, (“Supplement No.1”) supplements certain information contained in our prospectus dated July 13, 2015 (“Prospectus”).This Supplement is not complete without, and may not be delivered or used except in connection with the Prospectus, including all amendments and supplements thereto. The Prospectus relates to the sale of up to 1,500,000 shares of our common stock by Selling Shareholders described in the Prospectus.

This Supplement No. 1 is being filed to disclose that Selling Shareholders may elect to engage in resales of our shares pursuant to Rule 144 under the Securities Act of 1933, as amended, after December 11, 2015. We will not receive any proceeds from such resales by Selling Shareholders.

We may further amend or supplement the Prospectus from time to time. This Prospectus Supplement No. 1 is qualified by reference to the Prospectus, except to the extent that the information in this Prospectus No. 1 supersedes the information contained therein.

Investing in our securities involves substantial risks. You should carefully consider the matters discussed under the section entitled “Risk Factors” beginning on page 6 of the original prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if the Prospectus or this Prospectus Supplement is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is December 21, 2015.